FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards Executive Vice President/ Chief Financial Officer Affiliated Computer Services, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/ Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Wins IT Outsourcing Contract
With Chubb & Son

DALLAS, TEXAS: November 8, 2004 – Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has been awarded a major information technology (IT) outsourcing contract with Chubb & Son, part of the Chubb Group of Insurance Companies.

Under the terms of the seven-year contract, ACS will provide IT infrastructure services, including mainframe and midrange data center services, network management, desktop support, and help desk services. ACS will support all Chubb locations in the United States – including more than 65 offices and 12,000 desktops.

“ACS possesses all the attributes we were seeking in an IT partner: guaranteed cost savings, a flexible and collaborative work philosophy, broad capabilities and an outstanding track record of service and performance,” said Charles McCaig, Senior Vice President and Chief Information Officer of Chubb & Son.

“This is an extremely significant contract for our company,” said Jeff Rich, Chief Executive Officer of ACS. “It solidifies our position as a premier provider of IT services and gains ACS another outstanding, top-tier client.”

As a leading IT outsourcing provider across numerous industries, ACS operates several large mainframe and midrange data centers, manages numerous networks, and administers desktops around the globe. Despite growing market competition, ACS continues to experience tremendous growth in its IT solutions business.

The Everest Group served in an advisory role in guiding Chubb in the supplier selection process. Everest Group provides strategic advisory services that help companies worldwide harness the power of outsourcing.

Chubb & Son is a division of Federal Insurance Company, a member of the Chubb Group of Insurance Companies. The group forms a multi-billion dollar organization providing property and casualty insurance for commercial and personal customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates in North America, Europe, Latin America, Asia and Australia. A.M. Best Company ranks Chubb the 10th largest U.S. property/casualty insurance group based on 2003 net premiums written. More information about Chubb can be found at www.chubb.com.

ACS, a Fortune 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at
www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.